UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 18, 2025

PALO ALTO NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35594	20-2530195
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Tannery Way

Santa Clara, California 95054

(Address of principal executive office, including zip code)

(408) 753-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	PANW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Retirement of Director

On November 18, 2025, Mary Pat McCarthy provided notice of her retirement from the Board of Directors (the “Board”) of Palo Alto Networks, Inc., a Delaware corporation (the “Company”), to be effective on January 23, 2026. Effective as of November 18, 2025, Ms. McCarthy stepped down from her role as the chair of the Audit Committee of the Board and will remain a member of both the Audit Committee and the Security Committee of the Board until her retirement is effective. Ms. McCarthy retired voluntarily for strictly personal reasons. The Board is grateful to Ms. McCarthy for her service and contributions to the Company.

(d) Appointment of New Director

On November 18, 2025, the Board appointed Mark Goodburn to the Board, to serve as a Class I director whose term expires at the Company’s annual meeting of shareholders to be held in 2027. In addition, the Board appointed Mr. Goodburn as the chair of the Audit Committee of the Board and as a member of the Security Committee of the Board.

Mr. Goodburn, aged 63, served as the Chairman and Global Head of Advisory of KPMG International, a multinational professional services network, from 2011 to 2021. He was a member of the KPMG International executive team and held top executive responsibilities for their consulting and deal advisory businesses. From 2018 to 2021, Mr. Goodburn also held the role of Global Head of Strategic Investments and Innovation. Mr. Goodburn also held various positions, including Vice Chairman of KPMG LLP and Americas Head of Advisory and Strategic Investments from 2005 to 2011, Managing Partner-Silicon Valley, Member of KPMG US and Americas Board of Directors and Global Head of KPMG’s Technology, Media and Telecommunications line of business at differing times between 1997 to 2005. He currently serves as a board member of C.H. Robinson Worldwide, a technology-based logistics company, a position he has held since May 2022. Mr. Goodburn received a Bachelor of Science in Business from Minnesota State University, Mankato, and he is a Certified Public Accountant.

Mr. Goodburn received an offer letter from the Company substantially in the form previously filed by the Company (see Exhibit 10.22 to our Annual Report on Form 10-K for the fiscal year ended July 31, 2025 filed with the Securities and Exchange Commission on August 29, 2025). In connection with Mr. Goodburn’s appointment to the Board and in accordance with the Company’s Amended and Restated Outside Director Compensation Policy (the “Director Compensation Policy”), Mr. Goodburn will receive an initial award of restricted stock units having a value of approximately $1,000,000, which is expected to be granted on or around December 10, 2025 (the “Grant Date”). These restricted stock units will vest over three years, with one-third of the shares subject to the award vesting on the first anniversary of the Grant Date, and the remaining shares vesting equally over the subsequent two years on a quarterly basis, in each case, subject to continued service as of each applicable vest date. In the event of a change of control, all shares subject to the award would become fully vested and immediately exercisable. The restricted stock units are subject to the terms and conditions of the Company’s 2021 Equity Incentive Plan and its related global restricted stock unit award agreement. In addition, the Company expects to grant an annual award of restricted stock units having a value in the amount provided by the Director Compensation Policy to Mr. Goodburn on the date of each annual meeting of stockholders, beginning with the annual meeting of stockholders to be held in 2026, in each case subject to his continued service on the Board and the terms of the Director Compensation Policy. Each annual award of restricted stock units is expected to vest over one year on a quarterly basis. The Company will also reimburse Mr. Goodburn for all reasonable expenses in connection with his service to the Company.

Mr. Goodburn executed an indemnification agreement with the Company substantially in the form previously filed by the Company (see Exhibit 10.1 to our Annual Report on Form 10-K for the fiscal year ended July 31, 2025 filed with the Securities and Exchange Commission on August 29, 2025).

There is no arrangement or understanding between Mr. Goodburn and any other persons pursuant to which Mr. Goodburn has been elected as a director.

Mr. Goodburn is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On November 19, 2025, the Company issued a press release announcing the appointment of Mark Goodburn as a director. The press release is attached herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press release dated as of November 19, 2025

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALO ALTO NETWORKS, INC.

By:	/s/ BRUCE BYRD
Bruce Byrd
Executive Vice President, General Counsel and Secretary

Date: November 19, 2025